                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
              Securities Exchange Act of 1934 (Amendment No.   )

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement

    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                              ANDREW CORPORATION
-------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              ANDREW CORPORATION
-------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                      [ANDREW LOGO]

--------------------------------------------------------------------------------
ANDREW CORPORATION                         10500 West 153rd Street
                                           Orland Park, Illinois U.S.A. 60462
                                           Phone (708) 349-3300

                                                               December 27, 1996

Dear Stockholder:

     You are cordially invited to attend the next regular Andrew Corporation Annual Meeting of Stockholders, to be held at 10:00 A.M., Tuesday, February 11, 1997 at the Drury Lane, Oakbrook Terrace, Illinois. A map showing the location of the Drury Lane is on the back cover of this Proxy Statement.

     This meeting will be our forty-ninth annual stockholders meeting and our seventeenth as a publicly owned company. You will have an opportunity to discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and to ask questions about the Company and its operations.

     To make certain your shares are represented at the meeting, whether or not you plan to attend, please sign and return the enclosed proxy card, using the envelope provided. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                           Sincerely,

                                           [SIG.]

                                           Floyd L. English
                                           Chairman, President and
                                           Chief Executive Officer

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 11, 1997

     The Annual Meeting of Stockholders of Andrew Corporation will be held at 10:00 A.M., Tuesday, February 11, 1997, at the Drury Lane, Oakbrook Terrace, Illinois, for the following purposes:

     1.  To elect six Directors for the ensuing year;

     2. To amend the Company's Certificate of Incorporation to increase to 400,000,000 the authorized shares of Common Stock of the Company;

     3.  To amend the Company's Stock Option Plan for Non-Employee Directors;

     4. To ratify the appointment of Ernst & Young as independent public auditors for fiscal 1997; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on December 16, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     A copy of the Andrew Corporation Annual Report for the fiscal year ended September 30, 1996 is being mailed to stockholders with this Proxy Statement.

                                             By Order of the Board of Directors,
                                                                James F. Petelle
                                                                       Secretary

December 27, 1996

                            ------------------------

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                               ANDREW CORPORATION
                            10500 WEST 153RD STREET
                          ORLAND PARK, ILLINOIS 60462

                                PROXY STATEMENT

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD FEBRUARY 11, 1997

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Andrew Corporation (the "Company" or "Andrew") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on February 11, 1997, at the Drury Lane, Oakbrook Terrace, Illinois, and at any adjournment thereof. This proxy statement and the proxies solicited hereby are first being sent or delivered to stockholders on or about December 27, 1996.

                                     VOTING

     A proxy may be revoked by a stockholder at any time prior to its use. If it is signed properly by the stockholder and is not revoked, it will be voted at the meeting. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to so specify with respect to such proposals, the proxy will be voted FOR items 1, 2, 3 and 4.

     Only stockholders of record at the close of business on December 16, 1996 will be entitled to vote at the meeting. The Common Stock of the Company, $.01 par value ("Common Stock"), is the only authorized class of stock, and as of December 16, 1996, there were 60,601,851 shares of Common Stock of the Company issued, outstanding and entitled to one vote each.

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Annual Meeting to serve until the earlier of the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Directors are elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or votes withheld) will have no effect on the election of directors. If any nominee for election as director is unable to serve (which the Board of Directors does not anticipate), the persons named in the proxy may vote for another person in accordance with their judgment. All of the nominees have served as directors of the Company since the last Annual Meeting of Stockholders held February 7, 1996.

     The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them as of September 30, 1996, based upon information received from them, are as follows:

NOMINEES FOR DIRECTORSHIPS

[PHOTO]                 JOHN G. BOLLINGER, 61
                        (Director since 1984)
                        Dr. Bollinger has been Bascom Professor of Engineering and Dean of the College of Engineering at the University of Wisconsin at Madison
                        since 1981. He is also a director of Kohler Corporation and Marquette
                        Electronics, Inc. Dr. Bollinger is a member of the Audit and
                        Compensation Committees.
[PHOTO]                 JON L. BOYES, 75
                        (Director since 1989)
                        Admiral Boyes, Ph.D., is an international telecommunications consultant and Chairman of SAMA Corporation, a government and military consultant principally in the area of command, control and communication. He was President, Armed Forces Communications and
                        Electronics Association, for over 10 years and President of the
                        National Science Center Foundation. He had 34 years of experience in the Department of Defense, serving on Navy, Joint and NATO staffs, and in submarines and destroyers before retiring in 1977. Admiral
                        Boyes is Chairman of the Human Resources Committee and of the
                        Nominating Committee.
[PHOTO]                 KENNETH J. DOUGLAS, 74
                        (Director since 1989)
                        Mr. Douglas retired in 1992 as Vice Chairman of the Board of Dean
                        Foods Company, a diversified food processing business, having served as Vice Chairman since January 1988 and as Chairman prior to that time since 1970. He is also a director of Richardson Electronics,
                        Ltd. and serves as Chairman of the Board of West Suburban Hospital
                        Medical Center and Vice Chairman of Loyola University Health System.
                        Mr. Douglas is Chairman of the Compensation Committee and a member of the Nominating Committee.

[PHOTO]                 FLOYD L. ENGLISH, 62
                        (Director since 1982)
                        Dr. English was elected Chairman of Andrew Corporation in 1994, having served as President and Chief Executive Officer since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and
                        became Vice President, U.S. Operations in February 1981. Dr. English
                        is a member of the boards of the Executives Club of Chicago, the
                        International Engineering Consortium, and the Illinois Math and
                        Science Academy.
[PHOTO]                 JERE D. FLUNO, 55
                        (Director since 1996)
                        Mr. Fluno is Vice Chairman of W. W. Grainger, Inc., a leading nationwide distributor of maintenance, repair and operating supplies and related information. He has spent 26 years with Grainger in numerous positions, and has been Vice Chairman since 1984. Mr. Fluno is a governor of the Chicago Stock Exchange and a director of Midwest
                        Clearing Corporation, Midwest Securities Trust Company, and
                        Securities Trust Company of New Jersey. He is a trustee of the Museum of Science and Industry, a member of the University of Wisconsin
                        School of Business Dean's Advisory Board, and a director of the
                        University of Wisconsin Foundation, as well as other not-for-profit boards. He is a member of the Audit and Compensation Committees.
[PHOTO]                 ORMAND J. WADE, 57
                        (Director since 1993)
                        Mr. Wade retired in 1992 as Vice Chairman of Ameritech Corporation, a regional provider of telecommunications services, a position he had held since 1989. He previously served as president of Ameritech Bell
                        Group since 1987 and President and CEO of Illinois Bell from
                        1982-1987. Mr. Wade began his career with AT&T in 1961, and first became a Vice-President of AT&T in 1978. He is currently a director of Illinois Tool Works Inc., Westell Technologies, Inc., and
                        Northwestern Memorial Hospital. Mr. Wade is also a trustee of the
                        University of Chicago. He is Chairman of the Audit Committee and a
                        member of the Nominating Committee.

                               SECURITY OWNERSHIP

     The following table sets forth information regarding ownership of the Company's Common Stock as of September 30, 1996 by nominees for Directors, by each of the named Executive Officers and by all Executive Officers and Directors as a group:

                                          AMOUNT OF BENEFICIAL OWNERSHIP
                         ----------------------------------------------------------------
                                         DIRECT
                         --------------------------------------                              PERCENT OF CLASS
                         NO. OF                      COMMON                                 BENEFICIALLY OWNED
                         SHARES    EXERCISABLE       STOCK                                  -------------------
                          OWNED    OPTIONS(1)    EQUIVALENTS(2)   INDIRECT(3)     TOTAL     DIRECT     INDIRECT
                         -------   -----------   --------------   -----------   ---------   ------     --------
DIRECTORS
------------------------
John G. Bollinger.......   1,500      40,500            -0-              -0-       42,000       *         -0-
Jon L. Boyes............   6,187      21,650            -0-              -0-       27,837       *         -0-
Kenneth J. Douglas......   6,412      34,425          5,969              -0-       46,806       *         -0-
Jere D. Fluno...........   1,500         -0-            304              -0-        1,804       *         -0-
Ormand J. Wade..........     675      20,250          2,482              -0-       23,407       *         -0-

NAMED EXECUTIVE OFFICERS
------------------------
Floyd L. English........ 242,764      58,500            -0-        3,297,636    3,598,900     0.5%        5.5%
Thomas E. Charlton...... 100,714      66,000            -0-        3,294,843    3,461,557     0.3%        5.5%
William R. Currer.......  15,287      27,450            -0-              -0-       42,737       *         -0-
Charles R. Nicholas.....  85,984      32,250            -0-        3,294,843    3,413,077     0.2%        5.5%
John B. Scott...........  53,957      23,625            -0-        3,294,843    3,372,425     0.1%        5.5%
All Executive Officers
  and Directors as a
  group (12 persons).... 750,498     324,650          8,755        3,297,636    4,381,539     1.8%        5.5%

------------
    *Less than .1% of class.

(1) Refers to the number of shares covered by options exercisable within 60 days of September 30, 1996.

(2) Refers to the number of share equivalents held in the account of those Directors who participate in the Director Fee-Deferral Plan described on the following page.

(3) Indirectly owned shares include 3,294,843 shares owned by the Andrew Profit Sharing Trust, of which Messrs. English, Charlton, Nicholas and Scott are trustees, and as to which such individuals share voting and investment powers. In the case of Dr. English, indirectly owned shares also include 2,793 shares owned by his wife.

     As of September 30, 1996, the following entity is known to be the beneficial owner of more than 5% of the Company's Common Stock:

                                                        AMOUNT OF
                      NAME AND ADDRESS                  BENEFICIAL   PERCENT
                    OF BENEFICIAL OWNER                  OWNERSHIP   OF CLASS
-----------------------------------------------------   ---------    --------
Andrew Profit Sharing Trust..........................   3,294,843       5.5%
10500 West 153rd Street
Orland Park, Illinois 60462

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has standing Audit, Compensation and Human Resources Committees, and recently created a Nominating Committee.

     AUDIT COMMITTEE: The committee met twice during fiscal 1996. The committee recommends the independent auditors to the Board and reviews and approves the scope of the audit, the financial statements, the independent auditors' letter of comments and management's responses thereto, and the fees charged for audit and tax services and any special assignments.

     COMPENSATION COMMITTEE: The committee met twice during fiscal 1996. The committee establishes the compensation programs for officers of the Company and reviews overall compensation and benefit programs of the Company. The committee also administers and selects participants for the Management Incentive Program and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan.

     HUMAN RESOURCES COMMITTEE: The committee met twice during fiscal 1996. The committee reviews management development and succession planning, and identifies and recommends candidates for corporate officer positions.

     NOMINATING COMMITTEE: This committee was first established by the Board of Directors at its meeting on September 19, 1996 and consequently did not meet during fiscal 1996. This committee considers and makes recommendations regarding qualifications of Directors and identifies and recommends candidates for membership on the Board. Stockholders wishing to submit nominees for Director may do so by letter addressed to the Company in care of James F. Petelle, Secretary. Any such letter must contain the information required in the By-Laws and be received at the Company by August 30, 1997.

                             DIRECTOR COMPENSATION

     During fiscal 1996, the Board of Directors met on four occasions. All Directors attended at least 75% of the meetings of the Board and the committees on which they sat. Andrew paid its non-employee directors an annual fee of $19,600 and a fee of $1,000 for each Board and each Committee meeting attended during fiscal 1996.

     Under a plan adopted as of October 1, 1984, a non-employee Director may defer up to 100% of director fees until he or she leaves the Board. In lieu of cash payment, the Director is credited with equivalent shares equal to the value of the Common Stock at the time of deferral. When the Director leaves the Board, the deferred amount will be paid in cash, based on the then current value of the Common Stock. Such cash payment may be made either in a lump sum or in equal annual installments over five years or less at the Director's election. Four of the seven outside Directors who served on the Board during fiscal 1996 participated in the Plan by deferring some or all of their director fees.

     The Andrew Corporation Stock Option Plan for Non-Employee Directors (the "Plan") was approved by the stockholders on February 4, 1988 and amended on February 5, 1992. Those directors who have not been officers or employees of the Company or its subsidiaries or affiliates within the past three years are eligible to participate. Under the Plan, each eligible director was automatically granted an option to purchase 16,875* shares of Common Stock, at an exercise price of $31.96 per share, at the Board of Directors' meeting following the annual stockholders' meeting on February 7, 1996.

     The aggregate number of shares of Common Stock issuable under the Plan is 675,000*, subject to certain adjustments. The option price must be 100% of the fair market value of the Common Stock on the date of grant. Options are for 10 years and are not exercisable during the first 12 months following grant. Thereafter, they may be exercised at a cumulative rate of 20% per year until the end of five years when they are exercisable in full. Options must be exercised within 10 years of the date of grant.
     *These numbers and corresponding per-share prices, as with other references in this Proxy Statement, have been adjusted, where appropriate, for the 3-for-2 splits in the Company's stock paid in March 1996, March 1995 and March 1994, and for the 2-for-1 split paid in March 1993.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended September 30, 1996 and for the Company's two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                                       -------------------------------------   ---------------------------------
                                                                                       AWARDS            PAYOUTS
                                                                               -----------------------   -------
                                                                  OTHER        RESTRICTED   SECURITIES
        NAME AND                                                 ANNUAL          STOCK      UNDERLYING    LTIP        ALL OTHER
       PRINCIPAL                       SALARY    BONUS(1)    COMPENSATION(2)     AWARDS      OPTIONS/    PAYOUTS   COMPENSATION(3)
        POSITION                YEAR     ($)        ($)            ($)            ($)        SARs(#)       ($)           ($)
------------------------        ----   -------   ---------   ---------------   ----------   ----------   -------   ---------------
Floyd L. English..........      1996   422,400     852,254        11,065           -0-        67,500         -0-        18,588
Chairman, President and         1995   405,000   1,325,455         8,744           -0-        56,250     366,406        18,243
Chief Executive Officer         1994   405,000   1,122,955        11,975           -0-        50,625         -0-        25,909

Thomas E. Charlton........      1996   270,000     291,600         4,781           -0-        30,000         -0-        18,588
Group President,                1995   232,916     389,285         4,576           -0-        22,500     152,290        18,243
Communication Systems           1994   187,807     286,787         4,142           -0-        33,750         -0-        25,909

William R. Currer.........      1996   205,000     167,670         3,615           -0-        22,500         -0-        18,588
Group President,                1995   163,917     105,000         3,371           -0-         7,875      80,366        18,243
Communication Products          1994   135,600      67,122         3,774           -0-        10,125         -0-        23,887

Charles R. Nicholas.......      1996   241,980     320,720         2,650           -0-        30,000         -0-        18,588
Exec. Vice-President,           1995   212,160     396,530         4,126           -0-        22,500     148,853        18,243
Chief Financial Officer         1994   204,000     382,908         3,999           -0-        33,750         -0-        25,909

John B. Scott.............      1996   226,560     238,296           780           -0-        22,500         -0-        18,588
Vice President, Corporate       1995   220,080     288,525         1,574           -0-        22,500     156,079        18,243
R&D, Marketing and MIS          1994   213,600     267,534           970           -0-        33,750         -0-        25,909

------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid subsequent to the end of each fiscal year.

(2) Consists of the value of personal use of Company automobiles, an annual Christmas bonus (in which all employees participate) based on years of service and, in the case of Dr. English, tax-planning services provided at Company expense.

(3) These amounts represent contributions by the Company to the Andrew Profit Sharing Trust on behalf of the named individuals.

                          OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information with respect to grants of options to the Chief Executive Officer and the four other named executives in fiscal 1996. As required by the Securities and Exchange Commission (the "SEC"), the calculation of potential realizable values shown for such awards is based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options.

                                 NUMBER OF
                                SECURITIES       % OF TOTAL
                                UNDERLYING     OPTIONS GRANTED                                       POTENTIAL
                                  OPTIONS       TO EMPLOYEES     EXERCISE PRICE/   EXPIRATION    REALIZABLE VALUE
           NAME                GRANTED(#)(1)      IN FY 96         SHARE($)(2)        DATE         5%        10%
-------------------------      -------------   ---------------   ---------------   ----------   -------------------
Floyd L. English.........          67,500            12.3%             29.00         11/15/05   1,231,200/3,119,850
Thomas E. Charlton.......          30,000             5.5%             29.00         11/15/05     547,200/1,386,600
William R. Currer........          22,500             4.1%             29.00         11/15/05     410,400/1,039,950
Charles R. Nicholas......          30,000             5.5%             29.00         11/15/05     547,200/1,386,600
John B. Scott............          22,500             4.1%             29.00         11/15/05     410,400/1,039,950

------------
(1) These options reflect the March 1996 stock split and are exercisable as follows: 25% on or after November 15, 1996; 50% on or after November 15, 1997; 75% on or after November 15, 1998; 100% on or after November 15, 1999 through November 15, 2005.

(2) Exercise price is based upon fair market value on the date of the award.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                    AND OPTION VALUES AT SEPTEMBER 30, 1996

     This table sets forth information regarding exercise of options during fiscal year 1996 by the Chief Executive Officer and the other four named executives. The "value realized" is based on the market price on the date of exercise, while the "value of unexercised in-the-money options at September 30, 1996" is based on the market price on that date.

                          SHARES                        NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                         ACQUIRED                      UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                            ON           VALUE      OPTIONS AT SEPT. 30, 1996(#)     AT SEPT. 30, 1996($)
         NAME           EXERCISE(#)   REALIZED($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
----------------------- -----------   -----------   ----------------------------   -------------------------
Floyd L. English.......       -0-             -0-          10,125/164,250               399,279/4,524,648
Thomas E. Charlton.....     6,075         313,166           27,000/93,000             1,149,592/2,887,320
William R. Currer......    26,325         577,246                0/54,675                     0/1,708,421
Charles R. Nicholas....       -0-             -0-            6,750/79,500               266,186/2,298,382
John B. Scott..........     6,750         141,007                0/72,000                     0/2,141,820

                       LONG-TERM PERFORMANCE CASH AWARDS

     The current long-term performance cash award program covers the Company's three fiscal years 1995 through 1997. Certain executives of the Company are eligible for target payouts ranging from 15% to 100% of their average annual salary during the three year period if performance goals established for the plan are met. Performance goals for the current program include aggregate, three-year (1995, 1996 and 1997) earnings per share and a specific revenue target for fiscal 1997. Thresholds for earnings per share and revenue must be met to trigger payments of 75% of target payouts. If neither threshold is achieved, no payment is made. If maximum earnings per share and revenue are achieved for the three-year period then payouts are limited to two times the target bonus amounts. A range of estimated payouts which could be made early in fiscal 1998 to the Chief Executive Officer and the other four named executives is shown in the following table:

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                                                                               LONG-TERM INCENTIVE PLAN
                                    TARGETED          PERFORMANCE     -------------------------------------------
            NAME                      AWARD             PERIOD        THRESHOLD($)      TARGET($)      MAXIMUM($)
-----------------------------   -----------------   ---------------   ------------      ---------      ----------
Floyd L. English.............   100% of Average     Oct. 1, 1994         316,674         422,232         844,464
                                1995-1997 Salary    Sept. 30, 1997
Thomas E. Charlton...........   70% of Average      Oct. 1, 1994         137,150         182,867         365,734
                                1995-1997 Salary    Sept. 30, 1997
William R. Currer............   70% of Average      Oct. 1, 1994         106,560         142,080         284,160
                                1995-1997 Salary    Sept. 30, 1997
Charles R. Nicholas..........   70% of Average      Oct. 1, 1994         126,725         168,966         337,932
                                1995-1997 Salary    Sept. 30, 1997
John B. Scott................   70% of Average      Oct. 1, 1994         118,938         158,584         317,168
                                1995-1997 Salary    Sept. 30, 1997

                        EXECUTIVE SEVERANCE BENEFIT PLAN

     The Company has an Executive Severance Benefit Plan which provides benefits to certain key executives, as selected by the Compensation Committee, in the event of termination of employment following a change in control, as defined in the Plan.

     Upon termination of employment for any reason other than death, disability, retirement or cause; or upon a resignation because of a material reduction in compensation or duties, relocation requirements or breach of the plan within one year of a change in control; the Company is obligated to pay each affected participant an amount equivalent to the sum of: (i) 36 months of salary, bonus, Company profit sharing and matching contributions; (ii) the aggregate spread between the option price and fair market value of the Common Stock on the severance date for all of the participant's outstanding stock options; and (iii) up to 36 months of medical, life and similar insurance benefits. If termination or resignation occurs more than one year after a change in control, the benefits are reduced proportionately. If a participant terminates employment due to death, disability, retirement or cause, or resigns for reasons other than those described above within two years of a change in control, the Company is obligated to pay the participant (or the participant's estate) one-half of the amounts and rights referred to above. The Plan also provides for adjustment in benefits payable if any payment is considered an "excess parachute payment" under the Internal Revenue Code.

     If there had been a change in control and termination of employment, the executives named in the Summary Compensation Table would have been entitled to the following payments at September 30, 1996: Floyd L. English, $3,975,400; Thomas E. Charlton, $1,432,700; William R. Currer, $734,900; Charles R. Nicholas, $1,582,300; John B. Scott, $1,344,000.

     In addition, the Company entered into an agreement in November, 1991 pursuant to which the Company would retain Mr. Scott as an advisor to the Company for two years after his termination of employment for a retainer fee of $100,000, a per diem rate of $500 and reimbursement of expenses.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee ("Committee") of the Board of Directors establishes the general compensation policies of the Company and establishes the specific compensation plans, performance goals and compensation levels for executive officers. The Committee also administers and selects participants for the Management Incentive Program and the Executive Severance Benefit Plan, and administers the Employee Stock Purchase Plan. The Committee is composed of four independent, non-employee directors who have no interlocking relationships.

COMPENSATION PHILOSOPHY

     The principal objective of the Committee's approach to executive compensation is to align such compensation with stockholder value. The Committee seeks to accomplish this objective by setting base salaries below the median for similar positions at comparable companies, while linking the two remaining variable components of cash compensation (annual bonus and long term performance cash award) to aggressive performance factors which enhance stockholder value. Stock options are used as a vehicle to further align long-term executive performance with stockholder value. In this way, above-average total compensation is achieved only for outstanding Company performance. The Committee has used essentially this approach to executive compensation for at least the last nine years.

BASE SALARY

     The Committee establishes the salary of the Chief Executive Officer ("CEO") by comparison to the salaries of other CEOs of comparable companies. The Committee's practice is to obtain salary data from its consultant which includes data from a group of comparably-sized technology-based companies deemed similar to Andrew, some (but not all) of which companies are members of the S&P Communications Equipment Manufacturers Index used in the Performance Graph. Using this information, the Committee established the CEO's salary for the last three fiscal years below the median for companies perceived to be comparable to Andrew. For fiscal 1997, the CEO was granted an increase in base salary of 4%.

     For other executive officers, the Committee uses salary survey data supplied by outside consultants on the same basis as the CEO, and establishes base salaries that are below the median of salaries for persons holding similarly-responsible positions at companies in the survey. In addition, the Committee considers other factors including relative company performance, the individual's past performance and his or her future potential.

ANNUAL BONUS

     For a number of years, the CEO's annual cash bonus has been established as a direct function of growth in the Company's earnings per share ("EPS") during the most recent fiscal year. The Committee annually establishes a minimum target for EPS, and the CEO's bonus for the fiscal year is a strict function of the amount by which the minimum EPS target is exceeded during the fiscal year. In December 1996, a cash bonus of $852,254 was paid to the CEO based on fiscal 1996 EPS of $1.48, which was in excess of the targeted amount. For fiscal 1997, a target and formula have been established in a similar fashion.

     The annual cash bonus for executives other than the CEO is determined based on four factors: (i) growth in the Company's EPS (using the same formula as for the CEO); (ii) the operating results of the businesses or functions reporting to the executive; (iii) achievement of specified, measurable objectives related to the executive's area of responsibilities and (iv) an evaluation of the executive's achievement of previously established objectives.

LONG-TERM PERFORMANCE CASH AWARD

     The long-term performance cash award program for senior executives of the Company also is tied directly to objective measurements of performance with the emphasis on long-term results. The most recent program covered fiscal years 1993 through 1995 with a payment of $366,406 made to the CEO in December 1995. Seventy percent of the target bonus was based on achievement of specified levels of growth in aggregate three-year EPS (1993 through 1995). The remaining 30% was based on the achievement of a specified sales goal in fiscal 1995. In each case, minimum, target and maximum performance goals were established to qualify for the minimum, target and maximum long-term incentive payment, respectively.

     For the long-term performance cash award program covering fiscal years 1995 through 1997, 60% of the target bonus will be based on specified levels of growth in aggregate three-year EPS. The other 40% will be determined by the achievement of a specified sales goal in fiscal 1997. In addition to meeting minimum EPS and sales goals, the Company must maintain a minimum return on equity and return on sales during the three-year period. Payments under this program will likely be made in December 1997, subsequent to the close of the Company's 1997 fiscal year.

OPTIONS

     Stock options are an important component of the compensation package for the CEO and other executives because they directly focus management's attention on the interests of stockholders. The Committee makes periodic grants of stock options to executive officers and other key employees to foster a commitment to increasing long-term stockholder value.

     The Committee granted the CEO options on 67,500 shares at its meeting on November 15, 1995. It granted options on 30,000 shares each to Mr. Charlton and Mr. Nicholas, and granted options on 22,500 shares each to Mr. Currer and Mr. Scott on that date. The Company's grants of options are always at fair market value on the date of grant.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Committee believes that its compensation programs have been structured in a manner to preserve full deductibility to the Company of executive compensation for Federal Income Tax purposes.

Kenneth J. Douglas, Chairman     John G. Bollinger, Member
Compensation Committee           Jere D. Fluno, Member
                                 Carole M. Howard, Member

                              COMPANY PERFORMANCE

     The following graph shows a five-year comparison of cumulative total returns for Andrew Corporation, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Communications Equipment Manufacturers Index. Since Andrew is a company within the S&P 500 Stock Index, the SEC proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In Andrew's case, the S&P Communications Equipment Manufacturers Index (which includes Andrew Corporation), shown below, is such an index.

     The graph assumes $100 invested on September 30, 1991 in Andrew Common Stock and $100 invested at that time in each of the S&P indices. The comparison assumes that all dividends are reinvested.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG ANDREW CORPORATION, THE S&P 500 INDEX
                   AND THE S&P COMMUNICATION EQUIPMENT INDEX

                                   [GRAPH]


                                                                  CUMULATIVE TOTAL RETURN
                                                     -------------------------------------------------
                                                     9/91     9/92     9/93     9/94     9/95     9/96
                                                     ----     ----     ----     ----     ----     ----
Andrew Corporation................................   100      110      243      474      866      1060
S&P 500...........................................   100      111      125      130      169       203
S&P Communications Equipment Manufacturers........   100       89      103      120      199       220

                               EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of Andrew during fiscal 1996, based on data furnished by them:

         NAME             AGE                           POSITION                           SINCE
-----------------------   ---    -------------------------------------------------------   -----
Floyd L. English.......   62     Chairman, President and Chief Executive Officer            1994
Thomas E. Charlton.....   60     Group President, Communication Systems                     1996
William R. Currer......   49     Group President, Communication Products                    1996
Roger K. Fisher........   58     Group President, Wireless Products                         1996
Robert J. Hudzik.......   47     Vice President, Business Development                       1996
Charles R. Nicholas....   50     Executive Vice President, Finance, Administration and      1995
                                 CFO
John B. Scott..........   55     Vice President, Corporate R&D, Marketing and MIS           1995

     Except as discussed below, all of these officers of Andrew have held executive positions with Andrew for more than five years.

     Dr. English was elected Chairman in 1994, having served as President and Chief Executive Officer since 1983, and as President and Chief Operating Officer since 1982. Dr. English joined Andrew in 1980 as Vice President, Corporate Development and became Vice President, U.S. Operations in February 1981.

     Dr. Charlton became Group President, Communication Systems in June 1996, having most recently served as Group President and Vice President, Communication Products since 1992. He previously served as Vice President, Antenna Products after first becoming a Vice President in 1986.

     Mr. Currer became Group President, Communication Products in June 1996, after having previously served as Vice President, Antenna Systems since 1992. Mr. Currer joined the Company in 1991 as General Manager of Andrew's Earth Station Antennas business unit.

     Mr. Fisher became Group President, Wireless Products in May 1996, following the acquisition by Andrew of The Antenna Company, where Mr. Fisher had served as President since 1987.

     Mr. Hudzik joined the Company as Vice President, Business Development in July 1996. Mr. Hudzik was Director, Marketing and Sales, Network Services for PTT Telecom of the Netherlands from January 1994 until July 1996. Previously, Mr. Hudzik was Vice President, Marketing for Ameritech Services from 1990 to 1994 and held various other positions with Ameritech or the Bell System between 1968 and 1990.

     Mr. Nicholas became Executive Vice President, Finance, Administration and Chief Financial Officer in September 1995, having served as Vice President, Finance, Administration and CFO since 1992, as Vice-President and CFO since 1986 and as Vice-President, Finance since 1982. Mr. Nicholas joined Andrew in 1980 as Treasurer.

     Mr. Scott became Vice President, Corporate R&D, Marketing and MIS in 1995, having served as Group Vice President, Network Group and Corporate Marketing since 1992 and Vice President, Network Products since 1987. He founded and was President of Scott Communications, Inc., a data communications business, from 1984 until it was acquired by Andrew in 1987.

     Officers serve at the pleasure of the Board or until their successors are elected and qualified.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers, directors and 10% owners file reports of ownership and changes of ownership of Company stock with the SEC and the NASDAQ Stock Market. Based on a review of copies of such reports provided to the Company during its fiscal year 1996, the Company believes that all filing requirements were met during such year except that, due to an administrative error, a Form 4 reporting a series of stock sales in 11 transactions by Roger K. Fisher was filed one month late.

                      INCREASE IN AUTHORIZED COMMON STOCK

     The Board of Directors has approved and recommended to stockholders an amendment to Article IV of the Company's Certificate of Incorporation increasing the number of shares of Common Stock which the Company has authority to issue from 100,000,000 to 400,000,000. Stockholders last approved an increase in the Company's authorized Common Stock at the February 1994 Annual Stockholders' Meeting. Prior to the increase authorized at that time, there were 30,000,000 shares authorized and approximately 16,820,000 outstanding. Since then, the Company has split its stock three-for-two in March of 1994, 1995 and 1996. As a result of these splits in its Common Stock, the Company had 60,601,851 shares issued and outstanding, 29,705,506 shares unissued and not reserved for issuance, and 7,877,547 shares in treasury on December 16, 1996.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will benefit the Company by improving its flexibility in responding to future business needs and opportunities. The additional authorized shares will be available for issuance from time to time in connection with further stock splits in the form of stock dividends, financings, acquisitions and employee plans, and for other corporate purposes which the Board of Directors may deem advisable. No further action or authorization by the stockholders would be necessary prior to the issuance of additional shares, except as may be required by laws or regulations applicable in particular circumstances. Certain large issuances of shares may require stockholder approval under NASD rules.

     The proposed increase in the number of authorized shares of Common Stock is not intended to impede a change of control of the Company. Further, the Company is not aware of any current efforts to acquire control of the Company. It should be noted, however, that the additional shares could be issued in connection with defending the Company against a hostile takeover bid. The issuance of additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company, or could result in a private placement with purchasers who might side with the Board of Directors if they chose to oppose a specific change of control.

     Although the increase in the number of authorized shares of Common Stock is not sought for anti-takeover purposes, securities rules nevertheless require disclosure of charter and by-law provisions that arguably could have an anti-takeover effect. Like many publicly-held companies, Andrew's Certificate of Incorporation and/or By-Laws contain the following provisions: (1) stockholders may not take action by written consent; (2) a special meeting of stockholders may only be called by a majority of the Board of Directors; (3) advance notice and the provision of certain information is required for stockholder nomination of directors; and (4) the Board of Directors is entitled to consider subjective factors in determining whether an acquisition proposal is in the best interests of the Company and its stockholders. These provisions could permit the Board of Directors to place stock in friendly hands, delay or deter or otherwise make more difficult a takeover of the Company. While permitted under Delaware law, the Company's Certificate of Incorporation and By-Laws do not provide stockholders with cumulative voting.

     The Company has no plans, understandings, agreements or arrangements concerning the issuance of additional shares of Common Stock not previously authorized for issuance by the Board. However, Andrew must reserve out of its treasury or authorized and unissued shares a number of shares equal to the number of shares of Common Stock outstanding to be available for issuance upon the exercise of Common Stock Purchase Rights issued to stockholders of record on December 16, 1996 under the Rights Agreement dated as of November 14, 1996. Absent an increase in the number of authorized shares of Common Stock, the Company will be unable to maintain the required number of reserved shares.

     The amendment to Article IV of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock requires the affirmative vote of a majority of the outstanding shares. Abstentions and broker non-votes will be counted as votes against the amendment.

     If the amendment is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment in accordance with the General Corporation Law of Delaware.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

               AMENDMENTS TO THE ANDREW CORPORATION STOCK OPTION
                        PLAN FOR NON-EMPLOYEE DIRECTORS

     The Board of Directors has adopted, and recommends to stockholders for approval, amendments to the Andrew Corporation Stock Option Plan for Non-Employee Directors (the "Plan") that (i) reduce to 12,000 the number of shares of Common Stock subject to the annual automatic option grant to eligible Directors, (ii) provide that options vest and become exercisable in increments of 20% on each successive annual meeting of stockholders and (iii) make each option held by an optionee exercisable for a period of five years after the optionee ceases to be a Director.

     The Plan, as approved by stockholders on February 4, 1988 and February 5, 1992, provides for an annual automatic option grant to eligible Directors, but also provides that the number of shares subject to each option at the time of grant will be adjusted as a result of stock dividends or splits or similar changes in the Common Stock. As a result of stock splits, the number of shares subject to each annual automatic option grant has increased from 2,500 shares in 1993 to 16,875 in 1996. The amendment to the Plan fixes the number of shares subject to an annual automatic option grant at 12,000 and eliminates any adjustment in that number as a result of stock splits or similar actions. Once options have been granted, however, the shares issuable upon their exercise will continue to be subject to adjustment as a result of future stock splits and similar actions.

     The Plan currently provides that each option vests and becomes exercisable in 20% increments on each anniversary of the grant date, which differs for various option grants. As a result of the amendment, the vesting of all options held by Directors will correspond with the annual meeting of stockholders, rather than at various dates either a few days before or after the annual meeting.

     Under the current Plan, if an optionee ceases to be a Director for any reason other than death (such as retirement from the Board), each option held by the optionee may be exercised by the optionee within three years following the date of cessation and the option will continue to vest within such period as if the optionee continued to be a Director. The amendment extending the exercise period from three years to five years will permit retiring Directors to have one year beyond the date on which all of their options are fully vested during which to exercise them. As a result of this amendment to the Plan, each of George N. Butzow and Carole M. Howard, who are retiring at the annual meeting, will be given the opportunity to exercise an additional 20% of their options (3,375 shares each).

     During fiscal year 1996, options were granted under the Plan to seven Directors to purchase an aggregate of 118,125 shares of Common Stock. The total number of shares originally available for issuance under the Plan was 25,000 which was increased to 100,000 in 1992. After adjustment for stock splits, 81,675 shares remain available for issuance under the Plan.

     Only an incumbent Director on the grant date who is not, and was not at any time within the preceding three years, an officer or employee of the Company or any of its subsidiaries is eligible to receive a grant. A Director will not qualify for a grant until elected by stockholders.

     The exercise price of options granted under the Plan is 100% of Market Value (the average of the high and low sale prices as reported on the NASDAQ Stock Market) of the underlying shares of Common Stock on the grant date. Options have a term of ten years.

     In the event of any stock dividend, stock split, combination of shares, or other change in respect of the Common Stock, (i) the total number of shares remaining available for grant of options under the Plan and the number of shares then subject to each outstanding option will be adjusted in proportion to such change and (ii) the option exercise price per share under each outstanding option will be adjusted so the total consideration payable upon exercise does not change.

     The Board of Directors may suspend, terminate or amend the Plan at any time but no such action may affect an outstanding option. Approval by stockholders is required, however, for any increase in the maximum number of shares which may be purchased by exercise of options, change in the class of persons eligible for grant of options, change in time periods when options become exercisable, change in the number of shares for which options may be granted to any one person, reduction of the exercise price of an option below 100% of Market Value on the grant date or increases in the term of an option beyond ten years from the grant date.

     The automatic grant of a stock option does not result in taxable income to a Director or a tax deduction for the Company. Upon exercise, a Director generally will realize ordinary income equal to the amount by which the Market Value of the shares of Common Stock acquired exceeds the exercise price, and the Company will be entitled to a deduction in a like amount.

     The amendments to the Plan require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal to amend the Plan. Abstentions will be counted as votes against the amendments to the Plan, but broker non-votes, if applicable, will have no effect on the outcome. If the amendment is approved by stockholders, it will become effective immediately.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL TO AMEND THE ANDREW CORPORATION STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                   APPOINTMENT OF INDEPENDENT PUBLIC AUDITORS

     Upon the recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors appointed Ernst & Young, independent public auditors, to serve for the fiscal year ending September 30, 1997.

     Ernst & Young has informed management that it will send representatives to the annual meeting to make a statement, if they desire to do so, and that such representatives will be available to answer any questions that might arise in connection with Ernst & Young's audit of the Company and its subsidiaries.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the following Annual Meeting (February 1998) must contain the information required in the By-Laws and be received by the Company not later than August 30, 1997, for inclusion in its Proxy Statement and form of proxy relating to that meeting.

     The Company will bear the cost of solicitation of proxies and will reimburse brokers, custodians, nominees and fiduciaries for their reasonable expenses in sending solicitation material to the beneficial owners of the Company's shares. In addition to soliciting proxies through the mails, proxies may also be solicited by officers and employees of the Company by telephone or otherwise. The Company has also employed Morrow & Company, Inc., 345 Hudson St., New York, New York 10014, which will be paid approximately $5,500 in fees, plus reasonable expenses, to solicit proxies on behalf of the Company.

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                                       [RECYCLE LOGO] Printed on Recycled Paper

PROXY                                                                     PROXY
                              ANDREW CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned Stockholder of ANDREW CORPORATION appoints Floyd L. English and James F. Petelle, or either of them, proxies, with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held at the Drury Lane, Oakbrook Terrace, Illinois at 10:00 A.M., Tuesday, February 11, 1997, and any adjournment or adjournments thereof, the shares of Common Stock of ANDREW CORPORATION which the undersigned is entitled to vote, on all matters that may properly come before the Meeting.

YOU ARE URGED TO CAST YOUR VOTE BY MARKING THE APPROPRIATE BOXES. PLEASE NOTE THAT, UNLESS A CONTRARY DISPOSITION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE


                              ANDREW CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.


                                                  For   Withheld   For All
1. To elect six Directors for the ensuing year.   All     All      Except     nominee(s) written in below.
   Nominees: John G. Bollinger, Jon L. Boyes,     / /     / /        / /
   Kenneth J. Douglas, Floyd L. English, Jere                                 -----------------------------
   D. Fluno, and Ormand J. Wade.                                              -----------------------------
                                                  For   Against    Abstain
2. To Amend the Company's Certificate of          / /     / /        / /
   Incorporation to increase to 400,000,000
   the authorized shares of Common Stock
   of the Company.

                                                  For   Against    Abstain
3. To amend the Company's Stock Option Plan       / /     / /        / /
   for Non-Employee Directors.

                                                  For   Against    Abstain
4. To ratify the appointment of Ernst & Young     / /     / /        / /
   as independent public auditors for fiscal
   1997.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

-------------------------------------------------------------------
                        (Signature)

-------------------------------------------------------------------
                        (Signature)

Dated:                                                       , 1997
       ------------------------------------------------------


IMPORTANT: Please sign your name or names exactly as shown hereon and date your proxy in the blank space provided above. For joint accounts, each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.